EXHIBIT 5.1

Law Offices
Silver, Freedman, Taff & Tiernan LLP
A Limited Liability Partnership Including Professional Corporations
3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
(202) 295-4500
WWW.SFTTLAW.COM

October 15, 2014

Southern Missouri Bancorp, Inc.
531 Vine Street
Poplar Bluff, Missouri 63901

Ladies and Gentlemen:

We have acted as special counsel to Southern Missouri Bancorp, Inc., a Missouri corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale from time to time by selling securityholders (the “Selling Securityholders”) of an aggregate of 345,893 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).  The Registration Statement also registers an indeterminate number of additional shares which may become issuable in respect of the Shares as a result of a stock split, stock dividend or similar transaction.  We have been requested by the Company to furnish this opinion to be included as an exhibit to the Registration Statement.

The Shares were issued in a private placement to the Selling Securityholders in connection with the merger (the “Merger”) of Peoples Service Company, a Missouri corporation (“PSC”), with and into the Company on August 5, 2014 pursuant to the Agreement and Plan of Reorganization, dated as of February 25, 2014 (the “Merger Agreement”), by and among the Company, PSC and Peoples Banking Company.  The Shares were part of the consideration paid under the Merger Agreement to the Selling Securityholders in exchange for the shares of the common stock, par value $0.01 per share, of PSC held by them immediately prior to the Merger.

In connection with our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement, the Company’s articles of incorporation and bylaws, resolutions of the Company’s Board of Directors, certificates of public officials, certificates of corporate officers and such other documents and corporate records as we have deemed appropriate for the purpose of rendering this opinion. We have assumed without investigation the genuineness of all signatures, the legal capacity of natural persons, the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic and complete original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity, accuracy and completeness of the originals of such copies. We also have assumed the due authorization of such documents by all parties other than the Company and the taking of all requisite action respecting such documents by all parties other than the Company, the due execution and delivery of such documents by each party other than the Company and have additionally assumed that all agreements are valid and binding agreements of all parties to such agreements, other than the Company. In addition, we have assumed the accuracy of certifications of public officials, government agencies and departments, corporate officers and other individuals on which we are relying, and have made no independent investigations thereof.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, it is our opinion that the Shares are validly issued, fully paid and non-assessable.

In rendering the opinion set forth herein, we express no opinion as to the laws of any jurisdiction other than the General and Business Corporation Law of Missouri, as currently in effect.  This opinion is limited to the facts bearing on this opinion as they exist on the date of this opinion. We disclaim any obligation to review or supplement

Southern Missouri Bancorp, Inc.
October 15, 2014

this opinion or to advise you of any changes in the circumstances, laws or events that may occur after this date or otherwise update this opinion.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder. The opinion expressed herein is a matter of professional judgment and is not a guarantee of result.

Very truly yours,

/s/ SILVER, FREEDMAN, TAFF & TIERNAN LLP

SILVER, FREEDMAN, TAFF & TIERNAN LLP